Exhibit 99.1

Nexvet Reports Financial Results for Third Quarter of Fiscal Year 2017

DUBLIN, Ireland – May 11, 2017 – Nexvet Biopharma (Nasdaq: NVET) today announced its financial results for the three and nine month periods ended March 31, 2017.

Recent highlights:

•	In April 2017, entered into a Transaction Agreement for Zoetis to acquire all Nexvet shares for $6.72 per ordinary share in cash, valuing Nexvet at approximately $85 million

•	Advanced key clinical programs and implemented a cost reduction program

•	Signed a licensing agreement with Pfizer regarding certain anti-NGF mAb patents

The Company is continuing a pivotal field efficacy and safety study for frunevetmab. This study is a placebo-controlled, randomized, double-blinded study with a target enrolment of 250 cats with osteoarthritis at approximately 20 clinical sites around the United States. As at March 31, 169 cats had been enrolled into the study. Enrolled cats are randomly assigned to receive frunevetmab or placebo at a 2:1 ratio. Each cat receives three doses, with each dose given 28 days apart. This study has received protocol concurrence from the Center for Veterinary Medicine (CVM) at the United States Food and Drug Administration (FDA) and will utilize a comparison of owner-assessed responses, before and after treatment, as its primary endpoint.

The pivotal target animal safety study, which commenced in late October 2016, is examining the safety of frunevetmab in cats according to standard International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products (VICH) guidance and a protocol concurred with the CVM. The in-life phase of the pivotal target animal safety study is complete and Nexvet expects to report data from both studies in the fourth quarter of calendar 2017.

In support of the Company’s planned frunevetmab CMC technical section submission to the CVM, a third 200 liter batch of frunevetmab was successfully produced during the quarter at BioNua, the Company’s wholly-owned manufacturing facility, which is also being prepared for commercial manufacturing of Nexvet’s products. The first and second 200 liter batch of ranevetmab was also successfully produced during the quarter.

In February 2017, the Company entered into a license agreement with Pfizer Inc. (“Pfizer”), pursuant to which the Company received a non-exclusive license to certain patents in the Pfizer portfolio for anti-NGF antibodies. The Company paid Pfizer a $1.0 million upfront license fee, and may pay Pfizer (i) additional amounts based on regulatory and sales milestones and (ii) a low, single-digit royalty based on net sales of the Company’s anti-NGF product candidates for the life of the relevant patents.

In March 2017, the Company implemented a cost reduction program focused on early stage research programs and general and administrative activities, which resulted in a reduction of 11 employees. The net cost reflected in the quarter was $0.8 million.

Since March 31, 2017

In April 2017, Zoetis Inc., entered into an agreement to acquire the Company, by means of a “scheme of arrangement” under Irish law. The Transaction Agreement provides that shareholders of the Company will be entitled to receive $6.72 in cash per ordinary share of the Company and values the Company at approximately $85 million.

The Nexvet board has unanimously recommended this offer to shareholders in the absence of a superior offer. The Company is expecting completion of the transaction in the second half of 2017.

Financial Results

As of March 31, 2017, Nexvet had cash of $14.5 million.

Three months ended March 31, 2017

For the three months ended March 31, 2017, Nexvet reported a net loss of $6.0 million which reflected one off items, namely $1.0 million to Pfizer for a patent license and $0.8 million in cost reduction costs, compared to $5.7 million for the three months ended March 31, 2016. Net loss per share attributable to ordinary shareholders (basic and diluted) for the three months ended March 31, 2017 was $0.51, compared to $0.50 for the three months ended March 31, 2016.

The net loss of $6.0 million for the three months ended March 31, 2017 included operating expenses of $7.2 million, reflecting $5.6 million in research and development expenses and $1.6 million in general and administrative expenses. Other income of $1.1 million comprised research and development income of $0.6 million, government grant income of $0.4 million and an exchange gain of $0.1 million.

The net loss of $5.7 million for the three months ended March 31, 2016 included operating expenses of $5.9 million, reflecting $4.3 million in research and development expenses and $1.7 million in general and administrative expenses. Other income of $0.2 million comprised research and development income of $0.4 million offset by an exchange loss of $0.2 million.

Nine months ended March 31, 2017

For the nine months ended March 31, 2017, Nexvet reported a net loss of $16.5 million which reflected one off items, namely $1.0 million to Pfizer for a patent license and $0.8 million in cost reduction costs, compared to $15.4 million for the nine months ended March 31, 2016. Net loss per share attributable to ordinary shareholders (basic and diluted) for the nine months ended March 31, 2017 was $1.41, compared to $1.34 for the nine months ended March 31, 2016.

The net loss of $16.5 million for the nine months ended March 31, 2017 included operating expenses of $18.0 million, reflecting $12.8 million in research and development expenses and $5.2 million in general and administrative expenses. Other income of $1.5 million comprised research and development income of $1.6 million, government grant income of $0.8 million and interest income of $0.1 million, offset by an exchange loss of $1.0 million.

The net loss of $15.4 million for the nine months ended March 31, 2016 included operating expenses of $17.1 million, reflecting $11.8 million in research and development expenses and $5.3 million in general and administrative expenses. Other income of $1.7 million comprised research and development income of $1.4 million, interest income $0.1 million and an exchange gain of $0.2 million.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization platform is designed to rapidly design monoclonal antibodies (mAbs) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and conducts manufacturing in Ireland.

Further information

Investors Hershel Berry Blueprint Life Science Group +1 415-375-3340 Ext. 1 hberry@bplifescience.com	Company Damian Lismore CFO, Nexvet Biopharma plc +61 417-351-272 (Aus.) damian.lismore@nexvet.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2017	June 30, 2016
Assets
Current assets
Cash	$14,521	$31,481
Other income receivable	2,816	2,201
Prepaid expenses and other	1,619	1,280

Total current assets	18,956	34,962

Noncurrent assets
Other income receivable	599	251
Prepaid expenses and other	98	129

Total noncurrent assets	697	380

Property, plant and equipment, net	5,020	4,908
Intangible assets, net	72	74

Total assets	$24,745	$40,324

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,088	$1,729
Accrued expenses and other liabilities	2,409	3,295
Deferred income	58	23

Total current liabilities	3,555	5,047

Noncurrent liabilities
Accrued expenses and other liabilities	41	104
Deferred income	234	37

Total noncurrent liabilities	275	141

Total liabilities	$3,830	$5,188

Commitments and contingencies (Note 13)
Shareholders’ equity
Ordinary shares, $0.125 nominal value per share, 100,000,000 shares authorized as of March 31, 2017 and June 30, 2016—11,905,639 and 11,565,133 shares issued and outstanding as of March 31, 2017 and June 30, 2016, respectively	$1,488	$1,446
Euro deferred shares, €100 nominal value per share, 400 shares authorized as of March 31, 2017 and June 30, 2016—400 shares issued and outstanding as of March 31, 2017 and June 30, 2016, respectively	13	13
Additional paid-in capital	83,795	82,030
Accumulated other comprehensive loss	(4,835)	(5,333)
Accumulated deficit	(59,546)	(43,020)

Total shareholders’ equity	20,915	35,136

Total liabilities and shareholders’ equity	$24,745	$40,324

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenue
Other	$—	$—	$—	$—

Total revenue	—	—	—	—

Operating Expenses
Research and development	5,583	4,260	12,802	11,775
General and administrative	1,605	1,680	5,245	5,329

Total operating expenses	7,188	5,940	18,047	17,104

Loss from operations	(7,188)	(5,940)	(18,047)	(17,104)
Other Income (Expense)
Research and development income	635	418	1,605	1,441
Government grant income	429	—	785	4
Exchange gain (loss)	76	(259)	(958)	151
Interest income	29	36	89	112

Net loss	$(6,019)	$(5,745)	$(16,526)	$(15,396)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.51)	$(0.50)	$(1.41)	$(1.34)

Weighted-average ordinary shares outstanding, basic and diluted	11,780,865	11,559,056	11,741,242	11,502,409

Comprehensive Loss
Net loss	$(6,019)	$(5,745)	$(16,526)	$(15,396)
Net (loss) gain in foreign currency translation adjustments	(19)	210	498	(634)

Total comprehensive loss	$(6,038)	$(5,535)	$(16,028)	$(16,030)

Forward looking statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements consist of all statements other than statements of historical fact, including statements regarding our future results of operations and financial position, potential acquisition by Zoetis, ability to access financing on acceptable terms or at all, results of any current or future pivotal study, future expenditures relating to our lead product candidates, time for completion of any of our studies or facilities upgrades, ability to develop our pipeline of product candidates, business strategy, prospective products, ability to successfully manufacture our own product candidates, ability to meet conditions for the receipt of government grants, time for regulatory submissions or ability to qualify for conditional licensure or obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “position,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. These forward looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors.

Factors that could cause actual results to differ materially from our expectations expressed in this report include those summarized under Risk Factors in our reports on Forms 10-Q and 10-K and the other documents we file from time to time with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. Also, forward looking statements represent management’s beliefs and assumptions only as of the date of this press release. Except as required by law, we do not intend, and undertake no obligation, to revise or update these forward looking statements or to update the reasons actual results could differ materially from those anticipated in these forward looking statements, even if new information becomes available in the future.